Exhibit 10.1

AGREEMENT

This Agreement is entered into this 10TH day of October, 2007, by and between Star Scientific, Inc., a Delaware Corporation with its principal place of business at 16 South Market Street, Petersburg, Virginia 23803 (“Star Scientific”) and Christopher G. Miller, 603 Wellshire Place, Chester, Virginia 23836.

INTRODUCTION

WHEREAS, Christopher G. Miller has served as Chief Financial Officer, Treasurer and Assistant Secretary of Star Scientific since 2000; and

WHEREAS, the Company and Mr. Miller have reached agreement to have Mr. Miller transition from his executive positions with the Company and cease his employment with the Company, except for his continuing role as a consultant to the Company as set forth herein.

NOW THEREFORE, in consideration of the premises, covenants and undertaking set forth herein the Parties set forth their agreement with respect to the severance and other benefits to which the Parties have mutually agreed.

AGREEMENT

1. Upon execution of this Agreement, Mr. Miller will be deemed to have resigned his duties as Chief Financial Officer, Treasurer and Assistant Secretary of Star Scientific. Through November 9, 2007, Mr. Miller will continue to be an employee of Star Scientific, Inc. and will continue to receive the same salary and benefits that he previously has been provided under his Executive Employment Agreement through the date of this Agreement. During the period from the date of this Agreement through November 9, 2007, Mr. Miller will continue to provide services to Star Scientific consistent with the duties and obligations performed as Chief Financial Officer, including specifically assistance in the preparation of Star Scientific’s Report on Form 10-Q for the Third Quarter 2007. Through November 9, 2007, Mr. Miller will continue to have the benefit of Star Scientific’s Directors and Officers Liability Insurance policies and, thereafter, the benefits provided to former officers of Star Scientific under such policies. Mr. Miller’s status as an employee with Star Scientific, Inc. shall terminate as of the close of business on November 9, 2007.

2. Following the termination of his employment on November 9, 2007, Star Scientific agrees to pay to Mr. Miller, as severance, salary continuation payments for the six month period ending on May 9, 2008, consistent with the terms of

Mr. Miller’s Executive Employment Agreement relating to severance payments. The salary continuation payments will be calculated based on Mr. Miller’s base compensation of $225,000 per year. The salary continuation payments will be paid in accordance with the Company’s customary payroll practices through March 9, 2008. On or before March 15, 2008, Star Scientific will make a one time, lump sum payment for the remaining amount due to Mr. Miller for salary continuation payments under this Paragraph. In lieu of COBRA continuation health coverage or payment of any other health, life or disability insurance, the Company agrees to pay Mr. Miller an additional amount of $1,666.66 per month for six months through May 9, 2008. The payments will be made monthly through March 9, 2008 and a final one time, lump sum payment will be made on or before March 15, 2008.

3. During the one year period from November 9, 2007, Mr. Miller will be permitted reasonable use of the office that he currently maintains at Star Scientific’s corporate offices at 16 S. Market Street, Petersburg, Virginia. Star Scientific agrees that Mr. Miller will be permitted to keep his computer provided to him by the Company, docking station, hard disc backup, printer, desk, credenza and book shelves that are currently in the office space occupied by Mr. Miller. Promptly after his employment is terminated in accordance with Paragraph 1 above, Mr. Miller will provide Star Scientific with any Company related materials on his computer or hard disc backup and delete any such documents from his computer and disc backup.

4. From November 9, 2007 until November 9, 2010, Star Scientific will retain Mr. Miller as a consultant and Mr. Miller agrees to provide consulting services to Star Scientific at no charge and at reasonable times and upon reasonable notice. In no event during this period will Mr. Miller be required to devote more than nine hours during each quarterly period. Pursuant to the terms of the Company’s 1998 Stock Option Plan, Mr. Miller has been granted an option to purchase 250,000 shares of the Company’s common stock (the “2000 Option”) which option terminates on October 10, 2010. Pursuant to the Company’s 2000 Equity Incentive Plan, Mr. Miller has been granted an option to purchase 50,000 shares of the Company’s common stock (the “2001 Option”) which option terminates on March 15, 2011. In accordance with the provisions of the Company’s Stock Option Plans and Mr. Miller’s agreement to continue to act as a consultant to the Company through November 9, 2010, the period during which Mr. Miller will be eligible to exercise the 2000 Option and the 2001 Option will be as follows: (i) as to the 2000 Option, until October 10, 2010 or, in the event of Mr. Miller’s death prior to that date, by his estate during the earlier of the one-year period following his death or October 10, 2010; and (ii) as to the 2001 Option, until February 7, 2011 (90 days after the termination of the consulting arrangement) or, in the event of Mr. Miller’s death prior to that date, by his estate during the earlier of the one-year period following his death or February 7, 2011.

5. Star Scientific agrees to reimburse Mr. Miller for the reasonable fees paid to his legal counsel to review this Agreement, with the understanding that the total obligation of the Company under this Paragraph shall not exceed $2,500.

6. Mr. Miller acknowledges and reaffirms the commitments he has made previously in his Executive Employment Agreement to keep confidential all trade secrets and commercially sensitive information and not to compete with the Company for one year following the termination of his employment. Further, ten days prior to November 9, 2007 Mr. Miller will provide to Star Scientific an executed form of the Release attached hereto as Appendix “A”. If Mr. Miller fails to timely deliver an executed version of the Release to Star Scientific or if Mr. Miller thereafter timely revokes the Release, then the obligations of Star Scientific under Paragraphs 2 through 5 of this Agreement shall terminate and be of no further force and effect.

7. Within four days of the execution of this Agreement, Star Scientific will issue a press release and 8-K confirming that Mr. Miller has resigned his position as CFO, Treasurer and Assistant Secretary of Star Scientific, Inc. The parties have agreed upon the type of language that would appear in the press release and 8-K relating to Mr. Miller’s departure from the Company. Prior to issuing the press release and filing the 8-K noted above, Star Scientific will provide Mr. Miller with a copy of the press release and 8-K for his review and comment, with the understanding that the 8-K will contain further required disclosure with respect to the terms of this Agreement.

8. Star Scientific’s Officers and Directors know of no improper actions or conduct by Mr. Miller at any time during his employment by Star Scientific. The “Officer Indemnification Agreement” dated September 15, 2000 between Mr. Miller and Star Scientific remains in full force and effect. For purposes of the notice provision in the Officer Indemnification Agreement, the addresses set forth on the first page of this Agreement shall constitute the correct and updated addresses for any required notice.

9. This Agreement contains the entire and only agreement between the parties with respect to Mr. Miller’s termination as an employee of Star Scientific and any oral or written representations or assurances regarding Mr. Miller’s termination as an employee of Star Scientific other than those contained or referenced in this Agreement shall have no force and effect. This Agreement may only be modified by a written agreement signed by both parties.

In witness whereof the parties hereto have executed this Agreement as of the date first written above.

/s/ Christopher G. Miller
Christopher G. Miller

STAR SCIENTIFIC, INC.

By:	/s/ Paul L. Perito
Paul L. Perito
Chairman, President and COO

General Release and Waiver

For and in consideration of the payments and other benefits due to Christopher G. Miller (the “Executive”) pursuant to the Employment Agreement, dated as of March 15, 2001, (the “Employment Agreement”) and a further agreement dated September , 2007, by and between Star Scientific, Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release, except for any contractual or statutory rights to indemnification to which Executive would be entitled to by virtue of his employment by the Company. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973 , as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the

Employment Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; or (ii) rights to indemnification or liability insurance coverage the Executive may have under the by-laws of the Company or applicable law.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date:	/s/ Christopher G. Miller
Christopher G. Miller

Date:	Star Scientific, Inc.

	By:	/s/ Paul L. Perito
Paul L. Perito, Chairman,
President and COO